Exhibit 99.1

Company Contact Pam Scott VP, Corporate Communications 509-777-6393 (d) 509-570-4610 (c) Pam.Scott@redlion.com

RLHC Forms Joint Venture, Refinances Debt to

Accelerate Execution of National Growth Strategy

JV Will Convert Three of 12 Hotels to New Hotel RL Brand

Spokane, WA, Jan. 20, 2015 – Officials at RLHC (Red Lion Hotels Corporation, NYSE:RLH) announced today that the company has completed a comprehensive transaction to accelerate the execution of its national growth strategy. Key components include selling a 45 percent ownership stake in 12 hotels wholly owned by RLHC to a joint venture and concurrently refinancing all of the company’s secured debt. Three of the hotels will be renovated and converted to the recently announced lifestyle, three-star Hotel RL brand. The remaining nine Red Lion Hotels and Red Lion Inn & Suites will also undergo comprehensive renovations. All 12 hotels will continue to be managed by RLHC’s wholly owned subsidiary, Red Lion Hotels Management, Inc., under an initial five-year management contract, with three five-year extensions.

RLHC will maintain a 55 percent interest in RL Venture LLC, the joint venture that owns the 12 hotels, with the remaining 45 percent acquired by Shelbourne Falcon RLHC Hotel Investors LLC (“Shelbourne”), an entity which is led by Shelbourne Capital LLC and includes several other institutional real estate investors, including Columbia Pacific Real Estate Fund II, LP, an affiliate of the company’s largest shareholder Columbia Pacific Opportunity Fund, LP. The joint venture also entered into a new $80 million mortgage loan from Capital Source, a division of Pacific Western Bank, secured by the 12 properties.

Total debt and equity proceeds of the transaction are approximately $99 million, of which the joint venture will use approximately $26 million for planned renovations to the 12-hotel portfolio occurring over the next 12-18 months. RLHC will use the additional proceeds to retire in full the company’s current outstanding secured debt with Wells Fargo Bank with the remaining capital available to fund the company’s growth strategy. In connection with Shelbourne’s investment in the joint venture, RLHC issued approximately 442,000 warrants to Shelbourne.

“This transaction is pivotal to our long-term growth strategy, providing us with significant growth capital to accelerate the establishment of RLHC as a hospitality company with a national footprint,” said RLHC President & CEO Greg Mount. “In addition to being a leader in the management and franchising of great hotel brands, a key tenet of our growth strategy is to continue to invest in hotels through key money franchises and joint ventures. With our equity positions in joint ventures, our intent is to upgrade the properties, manage them, sell them and use the proceeds to further fuel our national expansion.”

Mount continued, “We believe the transformation to become a hotel franchise and management company and reduce our investment in capital intensive real estate is a better long-term model for our shareholders. Now we have the capital resources to execute on the most active pipeline of deals the company has seen in years.”

“The member investors of Shelbourne Capital and Falcon Investors have the utmost confidence in the RLHC brands, Greg Mount, his leadership team and their growth strategies, which is why we are investing alongside the company,” said Joe Fox, co-founding partner of Shelbourne Capital LLC. “Under Greg’s leadership, RLHC has proven that it can implement effective change quickly. We see this investment as a rare opportunity to participate in the early stages of what we believe will be significant growth of these brands given the expansion opportunities that exist across the country and the outlook for the hotel industry.”

“As a longtime investor in RHLC, we have never been more excited about the management team and their strategic direction,” said Alex Washburn, co-founder of Columbia Pacific Advisors, LLC, and the general partner of both Real Estate II and Opportunity Fund. “Our real estate strategies actively seek opportunities to provide stable capital and strategic guidance to companies with national growth potential. We believe this transaction rapidly repositions RLHC to quickly achieve its growth goals and are pleased to continue supporting this brand with our capital and the benefit of our investment team’s robust real estate experience.”

“We believe the comprehensive nature of this transaction creates the best financial position the company has ever had,” explained Jim Bell, RLHC’s chief financial officer. “These proceeds, coupled with the proceeds of the $35.4 million sale of our Bellevue property, expected to close in early February, provide us more than $50 million in capital available to deploy in support of our national growth strategy.”

RLHC’s expansion has been building, especially in the 2014 fourth quarter with the announcement of new franchises in greater Seattle, Detroit, Fort Collins, Colo., and Cincinnati and a new build hotel in Montana. In total, RLHC executed on 14 franchise deals in 2014. Additionally, RLHC announced in December the purchase of a 70 percent-completed adaptive reuse property located in Baltimore’s Inner Harbor. When it opens in summer 2015, the 130-room property is slated to become the first East Coast location for RLHC in the brand’s 50-year history.

Three hotels will convert to the upscale Hotel RL brand following upgrades, which are expected to be completed throughout 2015. The properties, with an aggregate of 985 rooms, are located in Salt Lake City, Utah, and in Olympia and Spokane, Washington. The improvements are designed to reposition the assets to better compete through an enhanced guest experience which is expected to lead to a higher average daily rate.

The other nine properties in the joint venture, with an aggregate of 1,546 rooms, will undergo extensive renovations and include: Eureka and Redding, Calif.; Boise and Post Falls, Idaho; Bend and Coos Bay, Ore.; and Pasco, Port Angeles and Richland, Wash.

“Hotel RL was launched in late October 2014, and we already have announced four properties and have an active pipeline,” Mount said. “The new brand is ideal for conversions, which take place most often when a hotel changes ownership. Hotel real estate transactions have been gaining momentum, which we expect to continue for at least the next several years. This bodes well for the timing of our expansion.”

Mount continued, “As Hotel RL gains traction and distribution, we anticipate the brand will become increasingly attractive to real estate investors. We don’t have the proximity restriction issues and commoditization problems faced by our competitors which, combined with our robust technology platform, will aid our growth.”

The company began its transformation and growth strategy in early 2014 centered on four key elements:

•	Reposition and Expand the RLHC Brands – Refresh and reimage Red Lion Hotels and Red Lion Inn & Suites brands and launch Hotel RL, an upscale lifestyle conversion brand targeting top U.S. markets. RLHC now provides a suite of clearly defined brands across multiple market segments for franchise owners and the company to deliver relevant, differentiated experiences within their target markets.

•	Unlock Real Estate Value to Fuel Growth – Monetize valuable assets and attract key institutional investors to renovate existing properties and co-invest in acquisitions to fuel additional growth of RLHC brands across the country.

•	Intensify Franchise and Brand Development – Expand brand presence throughout the country with a goal of increasing the number of franchised and managed hotels to 100 hotels over the next 100 weeks.

•	Deploy Industry Leading Technology – Develop and implement an industry leading, integrated technology and digital marketing platform that incorporates a new guest management platform designed to increase market share and average daily rate while simultaneously reducing the booking cost.

About RLHC

Red Lion Hotels Corporation is a hospitality company primarily engaged in the franchising, ownership and operation of midscale and upscale hotels. Established in 1959, the company has more than 50 hotels system-wide and also owns and operates an entertainment and event ticket distribution business. For more information, please visit the company’s website at www.redlion.com.

Davis Wright Tremaine, LLP served as counsel to RLHC on the joint venture and debt and equity financing transactions.

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About Shelbourne Capital LLC

Shelbourne Capital LLC, is a real estate private equity firm focused on investments in commercial real estate throughout the United States. Since its founding, Shelbourne has focused its investments in various property types including lodging, senior living, office, multifamily residential and large portfolios of single family housing. Please see more at www.shelbournecap.com. Duane Morris LLP served as counsel to Shelbourne on the joint venture with RLHC and the debt and equity financing transactions.

About Falcon Investors, LLC

Falcon Investors, LLC (“Falcon”) is an opportunistic real estate investment platform with a nationwide focus. Falcon holds investments in several hotel and residential projects and also serves as the managing member for the ownership group of the St. Regis Deer Valley, a $320M luxury hotel and residential property located in Park City, Utah. Falcon provides planning and development, construction oversight, marketing, financial management and asset management services to many of the projects it is involved in. The chief executive officer and founder of Falcon is David Reis. As a nationally known developer-owner of senior living facilities, Reis has developed and /or acquired over $600 million of retirement-oriented projects that span a broad continuum of care. Through an affiliated company, Reis is also a partner and investor in Formation Capital, a large national nursing home acquisition company. Reis is an owner and board member of Genesis HealthCare whose revenues exceed $4.6 billion annually. Please see more at www.falconinvestors.com.

About Columbia Pacific Advisors, LLC

Columbia Pacific Advisors, LLC is an SEC-registered investment advisor that utilizes deep fundamental research to generate compelling risk-adjusted returns in real estate, private equity, distressed debt and special situation lending strategies. The firm was founded by Dan Baty, Alex Washburn, and Stan Baty in 2006. Please see more at www.columbiapacific.com

This press release contains forward-looking statements within the meaning of federal securities law, including statements concerning plans, objectives, goals, strategies, projections of future events or performance and underlying assumptions (many of which are based, in turn, upon further assumptions). The forward-looking statements in this press release are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, economic cycles; international conflicts; changes in future demand and supply for hotel rooms; competitive conditions in the lodging industry; relationships with franchisees and properties; impact of government regulations; ability to obtain financing; changes in energy, healthcare, insurance and other operating expenses; ability to sell non-core assets; ability to locate lessees for rental property; dependency upon the ability and experience of executive officers and ability to retain or replace such officers as well as other matters discussed in the company’s annual report on Form 10-K for the year ended December 31, 2013, and in other documents filed by the company with the Securities and Exchange Commission.